Exhibit 10.16

Rani Management Services, Inc. - InCube Labs, LLC

SERVICE AGREEMENT

This service agreement (this “Agreement”), is made and entered into effective as of January 1, 2021 (the “Effective Date”) by and between InCube Labs, LLC, a Delaware limited liability company (“InCube”), and Rani Management Services, Inc., a Delaware corporation (“RMS”), each a “Party” and collectively the “Parties.”

WHEREAS, each Party is, or may be, desirous of providing to, and/or receiving from, the other Party certain services;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:

1. Services. Either Party (as “Provider” of services) may provide any one or more of the following services to the other Party (as “Recipient” of the services) during the Term of this Agreement:

1.1 Provider (as landlord) may allow Recipient and/or its affiliates (any and all, collectively, as tenant) to occupy a portion of Provider’s facilities (“Occupancy Services”). Herein, the portion of the facilities agreed upon with respect to Occupancy Services is referred to as the “Premises”, the portion of the Premises which will be exclusive to Recipient is referred to as the “Exclusive Portion”, and the portion of the Premises which will be shared with Provider or its affiliates or other tenants is referred to as the “Shared Portion”.

1.1.1 So long as there is no Event of Default with Recipient as the Breaching Party, Recipient will have access to the Premises twenty-four (24) hours a day, seven (7) days a week throughout the Term unless otherwise specified on an exhibit hereto.

1.1.2 Recipient will not permit the existence, maintenance, or commission, of any act, omission, or condition at the Premises by Recipient, or by its employees, agents, invitees, contractors, or vendors (“Recipient’s Invitees”), that may constitute nuisance, unlawful acts, or unreasonable annoyance to other persons at or neighboring the Premises.

1.1.3 To the extent that Provider is not reimbursed by insurance proceeds, Recipient will reimburse Provider for the cost of repairing damage caused by the acts or omissions of Recipient or Recipient’s Invitees, including an increase in the cost of insurance resulting from the damage if applicable.

1.1.4 Recipient agrees at all times during the Term, at its own expense, to maintain the Exclusive Portion in good and tenantable condition.

1.1.5 Recipient agrees at all times during the Term, at its own expense, to maintain (including repairing or replacing as needed) any item installed or provided for the exclusive use or benefit of Recipient, including as applicable and without limitation any equipment, backup generator, HVAC system, special flooring, fiber and other cabling, phone equipment, and data equipment.

1.1.6 Recipient will not make any alterations to the Premises without the prior written consent of Provider which consent will not be unreasonably withheld. Any alterations made by Recipient will be in accordance with the applicable laws, rules, codes, and regulations of the city, county, and state in which the Premises are located.

1.1.7 Recipient will not allow the Premises to be used in any manner that will harm or impair the structural strength of any building, nor allow to be installed or operated on the Premises any machinery or apparatus whose size, weight, vibration, or other aspect would harm or impair the structural strength of any building. Recipient will not place a heavy load upon the floor or roof of any building at the Premises without Provider’s prior written consent. Machines and mechanical equipment used by Recipient which cause vibration or noise that may be transmitted to or within any building structure to such a degree as to be reasonably objectionable to Provider will be placed and maintained by Recipient at its expense in a manner to prevent/eliminate such vibration or noise.

1.1.8 Recipient will comply, at its sole cost, with any laws, regulations, ordinances, codes, certificate of occupancy, certificate of compliance, permit, easement, condition, covenant, or restriction covering or affecting Recipient’s use or occupancy of the Premises.

1.1.9 Recipient will comply, at its sole cost, with all restrictions imposed by any insurance company insuring the Premises, to the extent that the restrictions concern Recipient’s use or occupancy of the Premises.

1.1.10 Recipient will, at its sole cost, make any alteration, addition, or change to the Premises as may be required as a result of Recipient’s application or registration for any permit or governmental approval, provided that Provider may elect to make same, in which case Recipient will reimburse Provider promptly upon demand for all costs of Provider’s making same.

1.1.11 Subject to the foregoing provisions, Provider will keep and maintain in good condition: the roof, exterior walls, structural floor, and other structural parts of the Premises; pipes and conduits outside the Premises that furnish the Premises with various utilities (except to the extent that the same are the obligations of the appropriate utility company); and HVAC systems which service the Building in common; provided, however, that Provider will not be required to make repairs, and Recipient will pay for any repairs made, if necessitated by (i) the negligence or willful misconduct of Recipient or Recipient’s Invitees, (ii) the failure of Recipient to perform or observe any terms or conditions of this Agreement, (iii) alterations, additions, or improvements made by or on behalf of Recipient, or (iv) intentional acts or omissions of Recipient or Recipient’s Invitees.

1.1.12 Provider will be under no obligation to make any repairs, alterations, renewals, replacements or improvements to and upon the Premises or the mechanical equipment serving the Premises at any time except as this Agreement expressly provides.

1.2 The Parties will share operating costs to the extent that such operating costs are attributable to the Shared Portion (“Shared Costs”).

1.2.1 Interior. Shared Costs will include sums expended for maintenance and repair of (without limitation): floor, wall, and ceiling surfaces; lighting, plumbing, and electrical systems; telephone systems; data networks; security systems; emergency lighting systems; emergency notification systems; fire protection systems; and directional signs. For a system with portions interior and exterior to a building, sums expended for maintenance and repair of the portion of the system extending outside any exterior wall of the building are excluded from Shared Costs.

1.2.2 Exterior. Shared Costs will include sums expended for maintenance and repair of (without limitation): building signs; sprinkler systems; landscaping including planters and decorative items; tables and seating; exterior lighting; and parking, sidewalks, and curbs (including resurfacing, painting, striping, and cleaning but excluding resurfacing).

1.2.3 Third-party services. Shared Costs will include sums expended for continuing third party services such as (without limitation): security services; janitorial services; landscape maintenance services; and onsite healthcare services.

1.2.4 Office supplies. Shared Costs will include sums expended for office supplies including (without limitation): writing utensils; writing paper and books; printing and copying paper; printer toner and ink; kitchen supplies; restroom supplies; and decorations (including seasonal).

1.2.5 Other. Shared Costs will include sums expended for: emergency services; and utility connection and use.

1.2.6 Exclusions. Shared Costs exclude sums expended for rebuilding or complete replacement of the structural portions of the buildings of the Premises; provided, however, that to the extent such rebuilding or replacement is due to damage attributable to Recipient or Recipient’s Invitees (but not normal wear and tear), such sums will be treated under Section 1.1.3 above.

1.3 Provider may provide certain general or administrative services to Recipient upon request, subject to availability of resources (“Administrative Services”). Administrative Services may include but will not be limited to services related to accounting, human resources, recruiting, banking, facilities, office services, administration, data security, and/or information technology (IT).

1.4 Provider may provide personnel services other than those provided as Administrative Services to Recipient upon request, subject to availability of resources (“Personnel Services”). These services may include but will not be limited to services related to prototype development, manufacturing process development, formulation of drugs, in-vitro studies, in-vivo studies, project management, documentation, purchasing, quality control, quality assurance, intellectual property, legal, regulatory, investor relations, and/or business development.

1.5 From time to time, one Party may incur additional costs on behalf of the other Party to accommodate special requests of that other Party (“Special Services”). Non-limiting examples of such requests include purchase of equipment, modification to existing labs, construction of new labs, construction of clean rooms, construction of office space, other facility modifications, development and/or manufacture of test equipment, development and/or manufacture of components, development of processes, financial audits, special accounting projects, system implementation and validation, implementation of manufacturing and quality control processes, and securing funding for that other Party.

1.6 This Agreement is a master agreement, with the agreed Services to be provided set out in Exhibit A attached hereto and made a part hereof. Neither Party will have an obligation to perform any service unless set forth as an obligation on Exhibit A.

2. Changes to the Services.

2.1 If a Party wishes to make a change to the terms of any service, it will provide to the other Party in writing the details of the requested change, including the proposed timing of the change and its expected impact on the delivery of the service and cost. The Parties will consider the requested change in good faith, but neither Party will be obligated to accept any requested change to the service. If the Parties are willing to accept the requested change, the Parties will negotiate in good faith the changed terms and conditions, which will be set out on an amended Exhibit A adopted in accordance with Section 16.2.

2.2 Recipient may from time to time request that Provider provide an additional service that is not included on Exhibit A. Provider will consider each such request in good faith. If Provider is willing to provide such additional service, the Parties will negotiate in good faith the terms and conditions for such additional service. Any such additional service will be set out on an amended Exhibit A adopted in accordance with Section 16.2.

2.3 The obligation of Provider to provide a service to Recipient will terminate (with respect to that service) on the end date specified on Exhibit A for that service (the “End Date” for that service); provided, however, that Recipient may request continued performance after the scheduled End Date (an “Extension Request” for that service). Provider will consider any Extension Request in good faith and, if willing to continue performance after the scheduled End Date, the Parties will negotiate in good faith the terms and conditions for the continuation of that service, which will be set out on an amended Exhibit A adopted in accordance with Section 16.2. If no End Date is specified for a particular service, then the End Date for that service will be the earlier of the date of expiration or termination of Exhibit A or the date of expiration or termination of this Agreement.

3. Invoice and Payment.

3.1 Charges for services described in Section 1 will be as set forth on Exhibit A.

3.2 In exchange for services provided as described under Section 1, to the extent that Provider has performed services, Provider can invoice Recipient for such services in accordance with Exhibit A. Each invoice will include, as applicable, relevant documentation and paperwork substantiating the invoiced charges.

3.3 If Provider or any of its Subcontractors (as defined herein) incurs reasonable and documented out-of-pocket expenses in providing any service to Recipient (“Out-of-Pocket Costs”), Recipient will reimburse Provider for such Out-of-Pocket Costs in accordance with the invoicing and payment procedures set out in this Section 3; provided, however, that, except as otherwise specified on Exhibit A, Out-of-Pocket Costs will exclude any fees payable to any Subcontractor for providing any service. Non-limiting examples of Out-of-Pocket Costs include recruitment expenses, subscription fees, meals and entertainment expenses, advisory board meeting expenses, software licensing fees, and banking fees, to the extent necessitated by provision of the services.

3.4 Each Party will remit payment on a received invoice within thirty (30) days of the invoice being delivered. An invoice will be deemed to be delivered when sent via email or facsimile or delivered by hand, or three days after submission to a delivery service for delivery.

3.5 If Recipient disputes the amount of an invoice, Recipient will deliver a written statement to Provider not later than five days before the payment due date listing all disputed items and describing in reasonable detail the reasons for dispute with respect to each item disputed. Any amounts not so disputed will be deemed accepted and payable (despite disputes on other items) as provided in Section 3.4. The Parties will seek to resolve all such disputes expeditiously and in good faith.

3.6 Any undisputed invoice not paid within thirty (30) days of the invoice being delivered will accrue interest on the amount past due at a rate of one percent (1%) per month thereafter, or the highest rate permitted by applicable law, whichever is less, from the due date until the date that the invoicing Party receives payment of such past due amount. Each Party also agrees to pay reasonable attorneys’ fees and other costs of collection incurred with respect to any past due amount.

3.7 During the Term of this Agreement and for two (2) years thereafter, each Party agrees to maintain accurate books and records related to services provided to the other Party. Upon reasonable written request during the Term of this Agreement and for two (2) years thereafter, each Party will make such books and records available to the other Party or its representatives (at that other Party’s sole expense) during the regular business hours of the location at which the books and records are made available.

3.8 The prices set out for the services are exclusive of taxes. Recipient will be responsible for all sales, goods, use, services, excise, value added, and other similar transactions taxes imposed or assessed in connection with the provision of the services. Recipient will pay Provider without any deductions made for taxes of any kind, and will pay any and all taxes which Provider is required to collect under applicable law.

4. Standard of Care.

4.1 Provider will use commercially reasonable efforts to provide or cause to be provided each service in compliance with applicable law and in accordance with Exhibit A, and Provider will provide or cause to be provided each service in a manner generally consistent with and using the same standard of care as services Provider provides or causes to be provided to its own business, but no less than a reasonable standard of care; provided, however, that nothing in this Agreement will be construed as a guaranty or warranty of any type with respect to the adequacy of the services, the skill or fitness of personnel performing the services for any particular job, or the results achieved as a result of the services performed.

4.2 Provider will allocate or cause to be allocated sufficient resources and qualified personnel as are reasonably required to perform the services agreed and set forth on Exhibit A in accordance with the standards set out in Section 4.1.

5. Employee and Subcontractor Status.

5.1 Each Party agrees to perform services pursuant to this Agreement as an independent contractor and not as an employee or agent of the other Party.

5.1.1 Provider will control the manner, means and resources used to provide services, unless otherwise specified on Exhibit A.

5.1.2 Recipient will not be responsible for the payment and provision of wages, bonuses, commissions, employee benefits, and the withholding and payment of applicable taxes relating to employees of Provider.

5.1.3 Neither Party will have control of employees of the other Party. For clarity, to the extent that any services include management of Recipient’s employees, Recipient will retain control of said employees although Provider may direct tasks of, and evaluate performance of, said employees.

5.2 Except as otherwise specified on Exhibit A, Provider may retain a third party as determined by Provider to be needed for full performance under this Agreement. Such third party (e.g., consultant or subcontractor (which may be an affiliate)) may be referred to as a “Subcontractor” herein; such reference in this Agreement is made for convenience only and will not be construed as changing the status of such third party with respect to any Party.

5.2.1 Provider will remain fully responsible for satisfactory performance of the services it provides even if such services are performed by a Subcontractor.

5.2.2 Recipient will not be responsible for the payment and provision of wages, bonuses, commissions, employee benefits, and the withholding and payment of all applicable taxes relating to employees of Provider’s Subcontractors.

5.2.3 Neither Party will have control of employees of the other Party’s Subcontractors. For clarity, to the extent that any services include management of employees of Provider’s Subcontractors, such Subcontractors will retain control of said employees although Provider may direct tasks of, and evaluate performance of, said employees.

5.3 No employees of either Party will be fully dedicated to providing services to the other Party under this Agreement unless so specified in Exhibit A.

5.4 Notwithstanding Section 5.1 and Section 5.2, Recipient may reject provision of services by one or more persons or companies selected by Provider if there is a reasonable business purpose for doing so.

6. Confidentiality.

6.1 Except as otherwise provided herein, each Party will maintain in confidence, and will not use for any purpose or disclose to any third party information disclosed by the other Party in writing and marked “confidential” or that is disclosed orally and confirmed in writing as confidential within 45 days following such disclosure, or that by its nature would reasonably be considered to be confidential or proprietary (collectively, “Confidential Information”). Confidential Information will not include any information that: (i) is already known to the receiving Party at the time of disclosure hereunder, (ii) is now or hereafter becomes publicly known other than through acts or omissions of the receiving Party, (iii) is disclosed to the receiving Party by a third party under no obligation of confidentiality to the disclosing Party, or (iv) is independently developed by the receiving Party without reference to the Confidential Information of the disclosing Party.

6.2 Notwithstanding the provisions of Section 6.1, each Party may use or disclose Confidential Information in exercising its rights hereunder or fulfilling its obligations and duties hereunder and in prosecuting or maintaining any proprietary rights, prosecuting or defending any legal action, complying with applicable governmental regulations, and submitting information to tax or other governmental authorities, provided that, if the Party is required by law to make any disclosures of Confidential Information of the other, to the extent it may legally do so, the Party will give reasonable advance notice to the other of such disclosure, limit the disclosure to only the minimum information necessary, and will use its reasonable efforts to secure confidential treatment of Confidential Information prior to its disclosure (whether through protective orders or otherwise).

7. Intellectual Property.

7.1 “Intellectual Property Asset” (“IPA”) means any invention, work of authorship, designation, design, formulation, formula, materials, data, know-how, idea, Patent Asset, copyright, software, firmware, algorithm, trademark, tradename, trade secret, domain name, mask work, original document or compilation, or other intellectual property including but not limited to all related alterations, improvements, modifications, revisions, adaptations, translations, enhancements or other derivative works thereto. “Patent Asset” means a patent application filed in any jurisdiction, together with any patent application claiming priority thereto (including but not limited to continuation, divisional, substitution, or national phase and validation applications claiming priority thereto; provided that, in the case of a continuation-in-part patent application, only with respect to a patent issued thereon and only to the extent that the claims in that issued patent are supported in the application(s) to which priority is claimed), and patents issuing on said patent application or patent applications claiming priority thereto (where issued patents include without limitation registrations, reissues, reexaminations and extensions).

7.2 Ownership of IPA is to be determined as follows:

7.2.1 IPA conceived or created by Mir A. Imran is not part of this Agreement.

7.2.2 Except as set forth in Section 7.2.1, IPA conceived or created during and directly from performance of a service set forth on Exhibit A, which service is performed by Provider for Recipient under, and during the Term of, this Agreement, will be owned by Recipient.

7.3 RMS (as Provider) hereby irrevocably assigns to InCube (as Recipient) RMS’s entire right, title and interest in and to IPA owned by InCube under Section 7.2.2, including all intellectual property rights embodied therein.

7.4 InCube (as Provider) hereby irrevocably assigns to RMS (as Recipient) InCube’s entire right, title and interest in and to IPA owned by RMS under Section 7.2.2, including all intellectual property rights embodied therein.

7.5 Each Party (as Provider) agrees to assist and to cause each of its employees to assist the other Party (as Recipient) or its designee in every proper way to secure Recipient’s rights, title and interest in and to IPA assigned to Recipient under Section 7.3 or Section 7.4 in any and all countries, including the disclosure to Recipient of all pertinent information and data with respect to the assigned IPA, and the execution of all applications, specifications, oaths, assignments and all other instruments that Recipient may reasonably deem necessary to secure Recipient’s intellectual property rights under this Agreement.

7.6 For any IPA assigned to Recipient under Section 7.3 or Section 7.4, Recipient will, upon the request of Provider, grant a non-exclusive, worldwide license back under terms and conditions as negotiated by the Parties; for the avoidance of doubt, the Parties will negotiate such terms and conditions in good faith, and Provider will not unreasonably deny terms and conditions proposed by Recipient or delay negotiation or execution of the license agreement.

7.7 Nothing in this Agreement will be construed as requiring a transfer or license of any IPA from one Party to the other Party which IPA was conceived or created prior to the Effective Date of this Agreement.

8. Limitation of Liability.

8.1 NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER PROVIDER NOR ANY OF ITS AFFILIATES WILL BE LIABLE HEREUNDER (INCLUDING FOR ANY LIABILITY FOR ANY ACTS OR OMISSIONS OF ITS EMPLOYEES, AGENTS OR SUBCONTRACTORS) FOR ANY INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES, EVEN IF ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE FORM OF ACTION THROUGH WHICH SUCH DAMAGES ARE SOUGHT.

8.2 Except in the case of gross negligence or willful misconduct of Provider, and except for liability arising under Section 1.1 or Section 9.3, the maximum aggregate amount for which Provider may be liable to Recipient as the result of an action brought in connection with or as a result of this Agreement or the provision of services hereunder at issue will not exceed the combined aggregate service fees received by the Provider for such services under this Agreement .

9. Indemnification.

9.1 Subject to Section 8, Recipient will indemnify and hold harmless Provider, its affiliates and each of their respective officers, directors, members, agents, employees, and representatives (including Subcontractors) (collectively, the “Provider Indemnified Parties”) from and against any and all losses, liabilities, claims, damages, actions, fines, penalties, expenses or costs (including court costs and reasonable attorneys’ fees) (“Losses”) suffered or incurred by any Provider Indemnified Party arising from or relating to any claim (including any hearing, inquiry or investigation that may reasonably lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism) by a third party (any, a “Claim”) arising from or in connection with the performance of a service requested by Recipient and performed by Provider under this Agreement, other than by reason of gross negligence or willful misconduct of Provider or any of its Subcontractors in the provision of that service.

9.2 Subject to Section 8, Provider will indemnify and hold harmless Recipient, its Affiliates and each of their respective officers, directors, members, agents, and representatives (collectively, the “Recipient Indemnified Parties”) from and against any and all Losses suffered or incurred by any Recipient Indemnified Party arising from or relating to any Claim arising from or in connection with the negligence or willful misconduct of Provider or any of its Subcontractors in the provision of a service.

9.3 Recipient (as tenant) will indemnify and hold Provider (as landlord) harmless from any Losses incurred or suffered by Provider arising from the bringing, allowing, using, permitting, generating, creating, emitting or disposing of toxic materials if by Recipient or its invitees or agents during the Term even if discovered after the Term. Recipient’s indemnification and hold harmless obligations include, without limitation, Losses (i) resulting from or based upon administrative, judicial (civil or criminal), or other action, legal or equitable, brought by any private or public person under common law or any federal, state, county or municipal law, ordinance or regulation, and (ii) pertaining to the cleanup or containment of toxic materials, the identification of the pollutants in toxic materials, the identification of the scope of any environmental contamination, the removal of pollutants from soils, riverbeds or aquifers, the provision of an alternative public drinking water source, or the long term monitoring of ground water and surface waters. Recipient will comply, at its sole cost, with all laws pertaining to such toxic materials. Recipient’s hold harmless and indemnity obligations hereunder will survive the expiration or termination of this Agreement.

10. Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PROVIDER EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, WITH RESPECT TO THE SERVICES, INCLUDING WARRANTIES OF MERCHANTABILITY, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE.

11. Term and Termination.

11.1 This Agreement will be effective for a twelve (12) month period starting from the Effective Date (the “Term”), and will automatically renew on each anniversary of the Effective Date for another twelve (12) month period unless terminated in accordance with this Section 11.

11.2 The Parties may terminate one or more services.

11.2.1 The Parties may terminate any one or more ongoing services at any time by mutual written agreement, with invoice and payment for any services partially performed prior to such termination to be determined according to that mutual written agreement.

11.2.2 Recipient may terminate Occupancy Services upon six (6) months’ notice or may terminate any of the other services, but not all services, upon sixty (60) days’ notice to Provider prior to any performance of that service; Recipient will reimburse Provider for actual non-recoverable costs arising prior to termination of that service, which costs arose when, and to the extent that, Provider reasonably obtained or contracted in advance for personnel, resources, supplies, and/or materials reasonably needed to perform that terminated service.

11.2.3 A termination of an individual service will not terminate this Agreement or any other service being provided under this Agreement.

11.3 This Agreement will automatically terminate in its entirety on the date six (6) months after the date on which Provider will have no further obligation to perform any services as a result of the completion, expiration or termination of all services in accordance with the terms of this Agreement.

11.4 The Parties may terminate this Agreement.

11.4.1 The Parties may terminate this Agreement by written agreement.

11.4.2 Either Party may terminate this Agreement upon six (6) months’ prior written notice for any or no reason.

11.4.3 Either Party may, without limitation of any other remedies that may be available to it, terminate this Agreement at the occurrence of an Event of Default of the other Party. An “Event of Default” with respect to a Party (the “Breaching Party”) will be deemed to occur if: (i) the Breaching Party has failed to perform any of its material obligations under this Agreement; (ii) the other Party (the “Non-Breaching Party”) provides notice to the Breaching Party that the Breaching Party has failed to perform a material obligation under this Agreement; and (iii) such failure will have continued without cure (as reasonably determined by the Non-Breaching Party) for a period of thirty (30) days after delivery of such notice.

11.5 Termination of this Agreement under Section 11.3 or Section 11.4 will be without prejudice to any rights that will have accrued to either Party pursuant to this Agreement prior to such termination and will not relieve responsibilities that will have accrued to either Party pursuant to this Agreement prior to such termination.

11.6 Any rights, obligations and duties that by their nature extend beyond the expiration or earlier termination of this Agreement, including without limitation obligations and duties arising under Sections 3, 6, 7, 8, 9, 10, 11.5, 11.6, 13, 14, and 15, will survive any such expiration or termination and remain in effect.

12. Force Majeure. A Party (the “Affected Party”) will not be liable for any interruption, delay or failure to perform any obligation under this Agreement when such interruption, delay or failure is due to causes beyond its reasonable control, including any strikes, lockouts, acts of any government, riot, insurrection or other hostilities, embargo, fuel or energy shortage, fire, flood, acts of God, pandemic, or a general inability not specific to the Affected Party or its Subcontractors to obtain necessary labor, materials or utilities. In any such event, obligations hereunder will be postponed for such time as the Affected Party’s performance is suspended or delayed on account thereof and it will have no liability to the other Party in connection therewith. The Affected Party will promptly notify the other Party, in writing, upon learning of the occurrence of such event of force majeure. Upon the cessation of the force majeure event, the Affected Party will use commercially reasonable efforts to resume its performance promptly. The other Party, however, may terminate this Agreement, terminate any future service in whole, or terminate any partially-performed service if the Affected Party has not resumed full performance of that service within 90 days from the start of the interruption, delay, or failure to perform under this Section 12; provided, however, that the terminating Party must provide at least thirty (30) days’ notice of impending termination prior to such termination.

13. Transfer, Delegation, Assignment.

13.1 Neither this Agreement nor any of the rights, interests, or obligations hereunder will be transferred, assigned or delegated, in whole or in part, including by operation of law, by either Party without the prior written consent of the other Party.

13.2 This Agreement will be binding on and will inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

13.3 This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or will confer on any other person (other than the Provider Indemnified Parties and Recipient Indemnified Parties) any legal or equitable right, benefit, or remedy of any nature whatsoever.

14. Governing Law. To the extent state law is applicable, this Agreement will be interpreted and construed in accordance with the laws of the state of California without regard to conflict of laws principles or to which party drafted particular provisions of this Agreement.

15. Dispute Resolution.

15.1 Any dispute or controversy relating to the inventorship, ownership, scope, validity, enforceability, or infringement of any intellectual property rights will be submitted to a court of competent jurisdiction in the country or regional authority in which such intellectual property rights were granted or arose. In the United States of America (USA), the court of competent jurisdiction for patents and trademarks will be a federal court.

15.2 All disputes will be conducted in the English language, and the English original version of this Agreement (if subsequently translated) will be considered the only legal version.

15.3 For actions which fall outside of the arbitration provisions of Section 15.4, venue will be within Santa Clara County in the state of California, USA, and the Parties agree to personal jurisdiction of the courts within Santa Clara County.

15.4 Subject to Section 15.1, any dispute arising out of or relating in any way to this Agreement and/or the relationship between the Parties, including without limitation, claims for breach of contract, will be submitted to binding arbitration. By agreeing to arbitrate, the Parties are agreeing to waive their right to a jury trial. The arbitration will be conducted in accordance with this Agreement, the Federal Arbitration Act, and the JAMS Comprehensive Arbitration Rules & Procedures as in effect on the date of this Agreement (the “JAMS Rules”). In the event of a conflict, the provisions of the JAMS Rules will control, except where those JAMS Rules conflict with this Agreement, in which case this Agreement will control. The arbitration will be conducted before a three-arbitrator panel (the “Panel”), regardless of the size of the dispute, to be selected as provided in the JAMS Rules. Each arbitrator will be a former state or federal judge with at least five years of judicial experience. The arbitration will be commenced and held in Santa Clara County, California. Any issue concerning the location of the arbitration, the extent to which any dispute is subject to arbitration, the applicability, interpretation, or enforceability of these procedures, including any contention that all or part of these procedures are invalid or unenforceable, and any discovery disputes, will be resolved by the Panel. No potential arbitrator may serve unless he or she has agreed in writing to be bound by these procedures. Each Party will, upon the written request of the other Party, promptly provide the other with copies of all documents on which the producing Party may rely in support of or in opposition to any claim or defense and a report of any expert whom the producing Party may call as a witness in the arbitration hearing. At the request of a Party, and upon the showing of good cause, the Panel will have the discretion to order production by the other Party or by a third party of other documents relevant to any claim or defense. Each Party will be entitled to take a maximum of three depositions, plus depositions of all experts designated to be witnesses at the arbitration. The depositions will be limited to a maximum of six hours per deposition. All objections are reserved for the arbitration hearing, except for objections based on privilege and proprietary or confidential information. The Panel upon a showing of good cause may order additional depositions or deposition hours. All aspects of the arbitration will be treated as confidential and neither the Parties nor the arbitrators may disclose the existence, content or results of the arbitration, except as necessary to comply with legal or regulatory requirements. Before making any such disclosure, a Party will give written notice to all other parties and will afford such parties a reasonable opportunity to protect their interests. The result of the arbitration will be binding on the Parties and judgment on the Panel’s award may be entered in any court having jurisdiction. Nothing in this Section 15.4 will affect any Party’s ability to seek from a court temporary or interim injunctive or equitable relief to protect a Party’s rights under this Agreement or otherwise. Each Party will share equally the cost of the arbitration filing and hearing fees, the cost of an independent expert retained by the Panel, the cost of the Panel, and administrative fees of JAMS. Each Party will bear its own costs including its attorney and witness fees and associated costs and expenses. The Parties intend that these provisions will be valid, binding, enforceable, exclusive and irrevocable and will survive any termination of this Agreement. BY SIGNING THIS AGREEMENT, THE PARTIES ARE AGREEING TO HAVE ANY ISSUE ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR THE RELATIONSHIP BETWEEN THE PARTIES DECIDED IN ARBITRATION, AND THE PARTIES ARE GIVING UP THEIR RIGHT TO A JURY OR COURT TRIAL.

16. Miscellaneous.

16.1 This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings (both written and oral), among the Parties regarding the subject matter hereof. This Agreement specifically terminates all prior service agreements between the Parties, if applicable. Exhibit A annexed hereto or referred to herein is hereby incorporated in and made a part of this Agreement as if fully set forth herein. Each Party acknowledges that the other has made no statement, representation, or warranty, and that it has not relied on any statement, representation, or warranty, regarding the services other than those specifically set out in this Agreement. To the extent that confirmations, invoices or other documentation or paperwork conflict with terms or conditions of this Agreement, the terms and conditions of this Agreement will control.

16.2 This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions of this Agreement will be effective unless explicitly set out in writing and signed by the waiving Party. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege under this Agreement will operate or be construed as a waiver thereof, nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. An amendment, modification, or supplement under this Section 16.2 may be in the form of a replacement or amended Exhibit A; such replacement or amended Exhibit A will only be effective when executed by an authorized representative of both Parties.

16.3 All section headings herein are for convenience only and are in no way to be construed as part of this Agreement or as a limitation or expansion of the scope of the particular sections to which they refer.

16.4 If any term or provision of this Agreement is deemed invalid, illegal, or unenforceable by a court of competent jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

16.5 All notices, requests, consents, claims, demands, waivers, and other communications hereunder will be in writing and will be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses provided for notice on the signature page (or at such other address for a party as will be specified in a notice given in accordance with this Section 16.5).

16.6 This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[The remainder of this page is intentionally left blank. A signature page follows.]

[Signature page]

This Agreement will be binding on the Parties as of the Effective Date when signed below on behalf of each Party.

IN WITNESS WHEREOF, both Parties have executed this Agreement by their respective and duly authorized representatives.

INCUBE LABS, LLC By:	RANI MANAGEMENT SERVICES, INC. By:

/s/ Gary Dang	/s/ Svai Sanford
Signature	Signature

Gary Dang	Svai Sanford
Printed Name	Printed Name

VP, Finance and Accounting	Chief Financial Officer
Title	Title

Addresses for notice under Section 16.5:

InCube Labs, LLC Attn: Legal Department 2051 Ringwood Ave. San Jose, CA 95131	Rani Management Services, Inc. Attn: Legal Department 2051 Ringwood Ave. San Jose, CA 95131

Exhibit-A

Service Rates – 2021

This original version of Exhibit A is effective beginning January 1, 2021 except as noted with respect to Occupancy Services. Any modification to, or replacement of, this Exhibit A must be made in accordance with Section 16.2 of this Agreement.

Definitions:

• The “InCube Facility” is the building and grounds (including parking spaces) at 2051 Ringwood Ave., San Jose, CA 95131.

• “Markup” = 25% = 0.25

• “Fringe” = 22% = 0.22

• “Hourly Billing Rate”:

•	for salaried employees, Hourly Billing Rate = (salary/2080) x (1 + Markup + Fringe)

•	for hourly employees, Hourly Billing Rate = (hourly wage) x (1 + Markup + Fringe)

• “Actual Hours” = actual hours incurred by Provider’s employees on the requested Services, limited for salaried employees to 40 hours total per week per individual for all provided Services combined; and PTO, Flex, sick, holiday, bereavement, jury duty, or other time-off hours are not to be included in Actual Hours

Service	Obligations; Charges

Occupancy	The effective date for Occupancy Services is June 1, 2021.

Premises: InCube will make available to RMS approximately 23,000 square feet of an Exclusive Portion of the building at the InCube Facility (including offices, work cubicles, laboratories, and manufacturing areas), along with access to a Shared Portion of the InCube Facility (including conference rooms, interior and exterior common areas, and parking, all subject to availability).

Invoice: InCube can invoice to RMS an amount equal to $57,500 per month (calculated at $2.50 per square foot).

Tax and insurance: RMS will pay to InCube a pro rata share of insurance and real property tax on the InCube Facility. Real property tax includes any charge, levy, assessment, or fee imposed by any authority having direct or indirect power to tax, including, without limitation, any city, county, state or federal government, or any improvement district.

Invoice: InCube can invoice to RMS an amount equal to $6,648 per month initially. The Parties will true-up the actual tax and insurance at least quarterly and may then adjust the monthly payment to reflect estimated costs for the next quarter.

Additional parking: InCube will provide RMS with extended parking capability under the parking license agreement between InCube and McNeal Enterprises, Inc. (“McNeal”). RMS agrees to execute a parking sublicense agreement at InCube’s request. RMS will take over the payments owed by InCube to McNeal under the parking license agreement: initially, RMS will directly pay McNeal the sum of $1,850 per month, and RMS agrees to pay any increased amount that may be charged by McNeal, or any additional amount McNeal may charge for additional parking spaces that may be requested by RMS. Time of access to the extended parking may be limited by McNeal as acknowledged by RMS.

Shared Costs

Either Party or both Parties may incur Shared Costs with respect to the Shared Portion at the InCube Facility. Shared Costs will be estimated according to a formula to be agreed on between the Parties at least quarterly. The formula will be pro rata based at least in part on percentage of head count and/or square footage. The Parties will true-up the actual Shared Costs at least quarterly. For clarity, Shared Costs include those attributable to the additional parking (e.g., maintenance and restriping), but the cost of the additional parking itself is not a Shared Cost.

Invoice: Each Party (as Provider) may invoice monthly the other Party (as Recipient) any Shared Costs incurred, in accordance with the then-current agreed formula.

Administrative	None specified.

Personnel (other than Administrative)

RMS may provide Personnel Services to InCube upon request subject to availability of resources.

Invoice:

•  RMS can invoice InCube for all Personnel Services performed by its employees, using the following formula: Invoiced amount = (Actual Hours) x (Hourly Billing Rate).

•  RMS can invoice InCube all amounts paid to a Subcontractor of RMS to perform the Personnel Services, without markup.

•  RMS can invoice InCube for Out-of-Pocket Costs related to performance of the Personnel Services, without markup.

Special

Either Party (as Provider) may provide Special Services to the other Party (as Recipient) upon request subject to availability of resources.

Invoice:

•  Provider can invoice for all Special Services performed by its employees using the following formula: Invoiced amount = (Actual Hours) x (Hourly Billing Rate).

•  Provider can invoice Recipient all amounts paid to a Subcontractor of Provider to perform the Special Services, without markup.

•  Provider can invoice Recipient for Out-of-Pocket Costs related to performance of the Special Services, without markup.

IN WITNESS WHEREOF, the Parties hereto have caused this Exhibit A to be duly executed by their authorized representatives.

InCube Labs, LLC By:	Rani Management Services, Inc. By:

Signed: /s/ Gary Dang	Signed: /s/ Svai Sanford

Name: Gary Dang	Name: Svai Sanford